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                   SIXTH AMENDMENT TO REVOLVING LOAN AGREEMENT

         THIS SIXTH AMENDMENT TO REVOLVING LOAN AGREEMENT (the "Agreement") made and entered into as of June 17, 1997, by and between FIRST AMERICAN NATIONAL BANK, a national banking association organized and existing under the statutes of the United States of America (hereinafter "Lender"), and UNITED FOODS, INC., a corporation organized and existing under the laws of the State of Delaware ("Borrower").

                              W I T N E S S E T H:

         WHEREAS, Lender and Borrower executed a Loan Agreement dated as of April 7, 1993 (the "Loan Agreement") pursuant to which the Lender made a Twenty-Three Million Dollar ($23,000,000.00) revolving credit loan to Borrower for the purpose of providing working capital to the Borrower (the "Revolving Loan");

         WHEREAS, the Lender and Borrower have previously amended the Loan Agreement; and

         WHEREAS, the Lender and Borrower desire to further modify the Loan Agreement as hereinafter set forth.

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties do mutually agree as follows:

         1. Section 1.42 of the Loan Agreement is hereby deleted in its entirety and the following subparagraph is substituted in lieu thereof:

                  1.42 Revolving Credit Loan Maturity Date, June 1, 2000, provided, however, that the Revolving Credit Loan Maturity Date may be extended by Lender, at the request of the Borrower but in Lender's sole and absolute discretion, for one additional year on each anniversary date of this Agreement.

         2. Section 6.1(m) of the Loan Agreement is hereby deleted in its entirety and the following subparagraph is substituted in lieu thereof:

                  (m) Tangible Net Worth. As of the fiscal year end of February 28, 1997, and thereafter, Borrower shall maintain on a consolidated basis as of the last day of each fiscal quarter a Tangible Net Worth of not less than Forty Nine Million Three Hundred Nineteen Thousand Dollars ($49,319,000.00), adjusted upward by fifty percent (50%) of its net earnings, and adjusted downward by fifty percent (50%) of its net losses, and adjusted downward by eighty percent (80%) of the actual amount expended by the Borrower in repurchasing its stock, as permitted by Section 6.1(w) hereof, in each case on a cumulative basis during the term of the Revolving Loan; provided that the adjustment required hereby as



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                  a result of fifty percent (50%) of net losses shall never
                  reduce the Tangible Net Worth requirement below $49,319,000.00, less eighty percent (80%) of any stock repurchases permitted under Section 6.1(w) hereof, but in no event shall the Tangible Net Worth so adjusted be less than Forty Two Million Dollars ($42,000,000.00). As used herein, the term "Tangible Net Worth" means the remainder of (i) all assets of Borrower, other than intangible assets (including, without limitation, patents, copyrights, licenses, franchises, goodwill, trade names, trade secrets and leases other than leases required to be capitalized under generally accepted accounting principles), minus (ii) Borrower's Debt. The term "Borrower's Debt" means all liabilities and similar balance sheet items of Borrower.

         3. Section 6.1(w) of the Loan Agreement is hereby deleted in its entirety and the following subparagraph is substituted in lieu thereof.

                           6.1(w). Stock Repurchase. Notwithstanding any other
                  provision of this Loan Agreement, the Borrower shall be permitted to repurchase up to Ten Million Dollars ($10,000,000.00) of its own shares, through the end of the fiscal year ending February 28, 1998. There shall be no future stock repurchases of the Borrower's shares by the Borrower without the Lender's written consent.

         As amended hereby, the Loan Agreement, as previously amended, is confirmed and ratified in all other respects.

         IN WITNESS WHEREOF, this Amendment has been executed on the day and year first above written.

                         FIRST AMERICAN NATIONAL BANK

                         By: /s/ Mariah G. Lundberg
                             --------------------------------
                                  Mariah G. Lundberg

                         Title:   Assistant Vice President


                         UNITED FOODS, INC.

                         By: /s/ Carl W. Gruenewald, II
                             --------------------------------
                                  Carl W. Gruenewald, II

                         Title: Senior Vice President, Chief Financial Officer & Treasurer



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